EXHIBIT 10.2

The Maximum Comprehensive Credit Contract

Bank of Jiangsu

The Maximum Comprehensive Credit Contract

Contract No. SX161610000715

Party A: SinoHub SCM Shenzhen, Ltd.
Address：6/F, No. 5 Qiongyu Road, Central Area, Technology Park, Nanshan District, Shenzhen, China

Party B：Shenzhen Branch, Bank of Jiangsu Limited Company
Address：1st, 2nd, 3rd, 20th Floor, Hong Kong Zhonglv Mansion, No. 4011, Shennan Blvd, Futian District, Shenzhen, China

In order to clarify the rights and obligations of both parties, Party A and Party B agree on the following terms and conditions in accordance with relevant laws and regulations.

I.
The Maximum comprehensive credit line (the “maximum credit”) refers to the credit line that Party B provides to Party A to be used in a certain period of time in the certain categories of business as described in this contract.

II.	Contents of Credit

2.1	The Maximum comprehensive credit line Party B provides to Party A is RMB48, 000,000.
2.2
Term of credit: from May 18, 2010 to May 17, 2011. This term only indicates the period in which the credit transaction occurs under this contract, and the expiration date is not restricted hereinafter.

2.3	The term, amount, interest rate, rate of the single credit transactions under this contract shall be based on the single business contract and voucher.
2.4
The above “Maximum comprehensive credit line” refers to the credit principal balance that the total credit line Party A actually uses within the term of the contract (credit balance after deducting the deposit) minus the amount having been returned, not including the interest, penalty interest, compound interest and relevant expenses for which Party A is liable.

III.	Usage of Credit Line
3.1
When Party A needs to use the credit line under this contract, Party A shall apply to Party B for each transaction and Party B is entitled to check and verify the application according to its own capital and operation status and credit purposes. When the application is verified and approved, both parties shall sign a single credit contract. All the single credit contracts and corresponding vouchers constitute a valid appendix of this contract.

3.2
Within the term of this contract, Party A is entitled to use the corresponding credit repeatedly within the credit line of each category of credit business. In the case that Party A needs to adjust the credit line, Party A shall submit the request in written form to Party B, and Party B shall determine whether accept the adjustment and the specific means.

3.3	When the credit expires, the pending credit line shall be terminated automatically.

IV.	Adjustment of Credit Line

During the process of execution of the contract, as one of the following situations occurs which possibly influences the rights of Party B, Party B is entitled to adjust the maximum comprehensive credit line and/or terminate the credit line, or cancel the pending credit line of Party A.

4.1	There are significant negative changes to the market related to the operation of Party A, or there is a large adjustment of the currency policy of China;
4.2	Party A encounters great difficulty in operation or there are significant negative changes to its financial condition;
4.3	Party A is willing to or forced to discontinue business, go into liquidation, reorganize, dissolve or go bankrupt;
4.4	Party A is involved in significant legal proceedings, arbitration or administrative penalty, or incurs a breach with other creditors;
4.5	Party A indicates clearly or through its behavior that Party A fails to execute the terms as described in this contract or other contracts signed with Party B;
4.6	Party A provides fake materials or conceals important financial conditions;
4.7	Party A fails to execute the obligations as described in this contract or the single credit business contract;
4.8	Party A breaches the terms on another contract signed with Party B;
4.9	Party A conducts any behavior that is harmful the rights of Party B, such as transferring capital, removing capital, escaping debt, etc.;
4.10	Party A conducts or is involved in any behavior that is against the law or regulations;
4.11	Division, merger, significant acquisition, reorganization, reconstruction happens to Party A;
4.12	Party A loses its business reputation;
4.13
Big changes in shareholders, or significant event happens to the shareholders, actual person in charge, legal representative, senior management of Party A, including but not limited to the involvement of illegal behavior, accusation or arbitration, worsened financial status or declaration of going bankrupt or dissolution;

4.14
The behavior of Party A to breach the terms of this contract, includes but is not limited to the provision of fake materials or procedure, breach of the other contracts Party A signs with Party B or other third Party, or incurring disputes and subsequent legal proceedings or arbitration, voluntary or enforced suspension, significant operation errors, involvement in the illegal behavior, credit fraud, merger, acquisition, reorganization or other situations to weaken its guarantee capabilities;

4.15	Other situation that is harmful or possibly harms the rights of Party B.

V.	Rights and Obligations of Party A

5.1	Entitled to apply to use the credit line as agreed in this contract;
5.2
Open settlement account at the operation organization of Party B, and process foreign currency deposit, settlement at home and abroad, settlement and sale exchange and other transactions at the ratio between the credit Party A acquires at Party B and the credit Party A acquires at other financial organizations;

5.3
Provide authentic relevant materials as required by Party B (including but not limited to all the bank account numbers, deposit and loan balances, usage of bank loans, financial status, operation activities, internal management);

5.4
Provide the financial statement of the previous month by the 20th of each month, and provide Party B audited financial statements within 120 days after each fiscal year. Party A shall provide any changes or alteration of itself to Party B;

5.5	Accept and coordinate Party B to check, monitor and inspect the credit and activities related to operation and finance;
5.6	Strictly comply with the terms of this contract and single business contract under this contract;
5.7
Party A shall return the amount higher than the credit line or supply the corresponding deposit because the change of exchange rate has resulted in the credit balance exceeding the comprehensive credit line as agreed in this contract;

5.8	When the following situations occur, Party A shall inform Party B within 5 work-days of the inception of the situation in written form and confirm the security measures accepted by Party B:
5.8.1	changes to relationship of administrative subordination, senior management, articles of association, or structural adjustment;
5.8.2	suspension of production, discontinuation of business, deregistration, revoking business license, or application for bankruptcy;
5.8.3	Changes of name, location, legal representative or contact information;

5.8.4	Worsened financial conditions, legal representative or major person in charge involved in illegal conduct, involvement in litigation or economic disputes;
5.8.5	Other events that have a negative influence on the rights of Party A.
5.9	While conducting the following behavior, Party A shall acquire the consent of Party B first, and confirm the security measures accepted by Party B:
5.9.1
execution of contract, lease, shareholding system transformation, joint-operation, merger, acquisition, division, asset transfer, decreasing registered capital, application for suspend business, application for dissolution, application for bankruptcy and other behavior that affects the rights of Party B;

5.9.2	provision of guarantee for the debt of other people or pledge, guarantee through its major assets to any third party, which possibly affects its capability of discharge the debt.
5.10
In the case that the guarantor of this contract or the single business contract loses the guarantee capability partially or wholly, or the guarantee or pledge or the guarantee value under this contract or the single business contract is decreased, Party A shall take other guarantee measures in time that are accepted by Party B.

5.11	Party A shall not sign any contract with any third party that is harmful to the rights of Party B.

VI.	Rights and Obligations of Party B

6.1	Check and process the credit application of Party A in time;
6.2	Keep the financial and operational situation of Party A confidential, unless specified by law, regulations, normative documents otherwise;
6.3
Require Party A to provide material related to credit, and entitled to understand the production, operation, financial activities and repayment plan, and to take extracts or copy from accounting books or the materials related to operation;

6.4	Entitled to monitor that Party A takes in use of the credit for the purpose described in this contract or the single business contract;
6.5	Entitled to deduct credit principal, interest and other expense from any bank account of Party A or announce the above expenses to be due in advance;
6.6
In the case that Party A fails to execute or breach the terms described in this contract or the single business contract, Party B is entitled to adjust maximum comprehensive credit line, determinate the usage of credit line, cancel the pending credit balance, or withdraw the used credit in advance.

6.7
Entitled to access Party A or the credit of legal representative, core management of Party A via Credit Reporting System of the People's Bank of China, and report the information of Party A as required by the People's Bank of China and relevant department;

6.8	In the case that Party A fails to fulfill its repayment obligations as described in this contract or the single business contract, Party B shall disclose publicly the breach behavior of Party A.

VII.
All the debt (including penalty interest and related expenses) under this contract shall be based on the “The Maximum Guarantee Contract” and/or “The Maximum Guarantee Contract”, as number B2161610000042, B2161610000043, 2Y161610000014, signed by SinoHub Electronics Shenzhen Ltd. and Li De Hai (person) (Party A) and Party B, as the appendix of this contract, which provides the full-amount guarantee for all the liabilities.

VIII.	Expenses

8.1	Party A shall be liable for the cost of credit investigation, notarization, witness, registration related to this contract;
8.2
Party A shall be liable for the cost that is related to the uncleared liabilities incurred collecting expenses, including but not limited to announcement fee, delivery fee, appraisal fee, legal fee, litigation fee, travel expenses, evaluation fee, auction fee, asset security fee, and other expenses for enforcing the claim.

IX.	Modification, Dissolution of the Contract and Exercise of Rights.
9.1	Modification or dissolution of the contract shall be based on the negotiation of both parties and in written form.

9.2
Within the term of this contract, any tolerance, extension, favorable conditions or any delay on exercising the rights under this Contract that the Creditor offers to the guarantor shall not influence, harm or restrict any rights and interests of the creditor according to this Contract and relative law and regulations, and shall not be considered as abandonment of rights and interests against the terms of this Contract, neither shall it affect any obligations of the guarantor specified in the Contract.

9.3
Any terms of this contract become invalid in the legal term of partially invalid for any reason, Party A shall be liable for all responsibilities. In case that the above situation occurs, Party B is entitled to terminate this contract and keep the right of claim.

9.4	In the case that Party A breaches the obligations stated in 5.8 of this contract, Party B shall send back the relevant notification and documents to the original mail address and deem it delivered.
9.5	Any notification or document between both parties related to this contract shall be delivered in written form.

X.
Party A agrees on granting this contract of creditor’s rights the effectiveness of compulsory execution after notarization, so under the condition that Party A fails to perform the obligations described in this contract wholly or partially, Party B shall apply at the People’s Court with jurisdiction for compulsory execution.

XI.	Applicable Law and Dispute Solution

The establishment, validity, explanation, performance and resolving of disputes of this Contract applies to the law of People’s Republic of China. During the term of this Contract, any arguments, disputes related to this contract shall be resolved on the basis of friendly negotiation of both parties. When the negotiation fails, Part B shall adopt the following measures:
a)  Bring an accusation at the People’s Court where the Contract was signed
b)  Apply for arbitration at Shenzhen Arbitration Committee

XII.	Effective & Deactivated Conditions of the contract

12.1	This contract shall enter into force after the legal representative or authorized person of both parties sign and chop the contract.
12.2	This contract shall lose effectiveness on the condition that all the liabilities of this Contract are cleared off.

XIII.	This Agreement will be executed in quintuplicate. Party A and Guarantor shall keep one copy, and Party B shall keep three copies properly. Each copy has the same legal effect.

XIV.	Other matters agreed by both parties: please refer to appendix.

The pending issues of this contract shall be explained and executed based on the relevant law, regulations, normative documents or the agreement of single credit contract, related regulations of Bank of Jiangsu.

XV.	Notice

Party A is well aware of the business line and authorization of Party B. Party A has read through this contract. As required by Party A, Party B has made explanations on corresponding provisions. Party A is well aware of meanings of the contract, and the legal consequences, and is willing to sign and perform its obligations under this contract.

Applicant (chop): SinoHub SCM Shenzhen, Ltd.	Receiving Bank (chop): Shenzhen Branch, Bank of Jiangsu Company Limited
Legal representative or authorized representative: /s/Li De Hai	Legal representative or authorized representative: /s/Wang Yuan Lin

Date: May 18, 2010	Date: May 18, 2010

Supplement Agreement to the Maximum Comprehensive Credit Contract

1.
Party B offers Party A (SinoHub SCM Shenzhen, Ltd.) a comprehensive credit line of RMB62 million (credit balance RMB48 million or equivalent foreign currency) for the term of one year. The categories of credit offered hereby are current funds loan, bank’s acceptance bill, letter of credit, import bill advance, overseas refinancing, in which current funds loan may not exceed RMB15 million, and the term for single transaction shall not exceed 6 months. Interest rates shall be calculated based on the RMB loan benchmark interest rates of the period of People’s Bank, bank’s note deposit no less than 30%, and credit deposit no less than 10%. The accumulative term for L/C and import bill advance (or overseas refinancing) shall be no more than 120 days. SinoHub Electronics Shenzhen Ltd. and Li De Hai (personal) shall provide joint liability guarantee, and accounts receivable of all sales contracts signed between Party A and Shanghai HuaQin Telecom Technology Co. Ltd within two years since the effective date of this contract shall be used as pledge guarantee.

2.
Party A shall open a loan custodian account at Party B, and loan capital shall be supervised by Party B in compliance with Measures For Administrative of Loan Capital Usage of Shenzhen Branch Bank of Jiangsu.

3.
The usage of credit capital shall be restricted for payment of import duty and import VAT by Party A, and the remaining credit shall be used for fulfillment, procurement business of Party A. Before single payment, Party A shall provide the contract or order signed with supplier and customer for the corresponding goods of the transaction, making sure Party A the middleman of the business and confirming the purchasing and sales channels. The credit shall not be used for fixed asset, stock equity, security investment, and the payee shall not be the affiliated companies of Party A or diverted to any other purpose.

4.
In the fulfillment, procurement business of Party A, Party A shall ensure the customer’s deposit or payment wired to the custodian account or deposit account Party A opens at Party B (if the above payment cannot be wired to Party B directly owing to the territory or pricing issues, Party A shall provide Party B with voucher indicating the payment from the customer within one months). Party A is subject to the supervision of Party B on accounts receivable and deposits, which shall be prioritized as the repayment to Party B. In the case the payment has not been collected, Party B is entitled to announce the credit due in advance.

5.
With regards to the terms of bank’s note within three months, Party A shall supplement the remaining deposit at least 15 days before the expiration date of the bank’s note. With regards to the terms of bank’s note more than three months, Party A shall supplement the remaining deposit at least one month before the expiration date of the bank’s note, unless the bank’s note expires.

6.	Party B is entitled to determine the usage of credit and renewal after expiration based on the settlement of Party A.

7.	The added stocks and account receivable used as pledge of Party A (unless used as pledge to Party B otherwise) shall be at the written consent of Party B.

Credit Approval Notification of Shenzhen Branch Bank of Jiangsu

No. JSBankSI 201057	Date: May 18, 2010

Credit applicant: SinoHub SCM Shenzhen, Ltd.
Category of credit: comprehensive credit
Credit amount: RMB62, 000, 000 (credit balance RMB48, 000, 000 or equivalent foreign currency)
Term of credit: One year
Interest rate or rate: RMB loan benchmark interest rates of People’s Bank
Means of guarantee: guarantee + account receivable pledge

I.	Comments by the approval organization:

After the review and discussion of the 18th Credit Reviewing meeting of 2010 held on April 29, 2010 of Shenzhen Branch, Bank of Jiangsu Company Limited agrees to offer SinoHub SCM Shenzhen, Ltd. comprehensive credit RMB62 million (credit balance RMB48 million or equivalent foreign currency), for the term of one year. The categories of credit offered hereby are current funds loan, bank’s acceptance bill, letter of credit, import bill advance, overseas refinancing, in which current funds loan shall not exceed RMB15 million, and the term for single transaction shall not exceed 6 months. Interest rates shall be calculated based on the RMB loan benchmark interest rates of the period of People’s Bank, bank’s note deposit no less than 30%, and credit deposit no less than 10%. The accumulative term for L/C and import bill advance (or overseas refinancing) shall be no more than 120 days. SinoHub Electronics Shenzhen Ltd. and Li De Hai (personal) shall provide joint liability guarantees, and accounts receivable of all sales contracts signed between Party A and Shanghai HuaQin Telecom Technology Co. Ltd within two years since the effective date of this contract shall be used as pledge guarantee.

II.	Restricted comments before offering

2.1.	Confirm the application in compliance with the law and regulations;
2.2.
The applicant needs to open a loan custodian account at our bank, and loan capital shall be supervised by Party B in compliance with Measures For Administrative of Loan Capital Usage of Shenzhen Branch Bank of Jiangsu;

2.3.
Our credit shall be based on the trading background of the applicant, and the usage of credit capital shall be restricted for payment of import duty and import VAT by the applicant, and the remaining credit shall be used for fulfillment, procurement business of the applicant. Before single payment, the applicant shall provide the contract or order signed with supplier and customer for the corresponding goods of the transaction, making sure the applicant the middleman of the business and confirming the purchasing and sales channels. The credit shall not be used for fixed asset, stock equity, security investment, and the payee shall not be the affiliated companies of the applicant or diverted to any other purpose.

2.4.	Agreement:
2.4.1 In the fulfillment, procurement business of the applicant, the applicant shall ensure the customer’s deposit or payment is wired to the custodian account or deposit account the applicant opens at our bank (if the above payment cannot be wired to our bank directly owing to the territory or pricing issues, the applicant shall provide our bank with voucher indicating the payment from the customer within one months). The applicant is subject to the supervision of our bank on the accounts receivable and deposits, which shall be prioritized as the repayment to our bank B. In the case the payment has not been collected, our bank is entitled to announce the credit due in advance.
2.4.2 With regards to the terms of bank’s note within three months, the applicant shall supplement the remaining deposit at least 15 days before the expiration date of the bank’s note. With regards to the terms of bank’s note more than three months, the applicant shall supplement the remaining deposit at least one month before the expiration date of the bank’s note, unless the bank’s note expires.
2.4.3 Our bank is entitled to determine the usage of credit and renewal after expiration based on the settlement of the applicant.

2.4.4 The added stocks and accounts receivable used as pledge of the applicant (unless used as pledge to our bank otherwise) shall be at the written consent of our bank.

III.	Other conditions and administrative requests:

Our bank shall strengthen the administration after offering the loan, and the applicant’s settlement at our bank shall not be lower than the percentage of our credit. Our bank shall concentrate on the operation, financial conditions, bank loans of the applicant and industrial credit trends, collecting the deposit used for fulfillment, procurement business and the customer, as well as the repayment records and stocks breakdown of the applicant. We shall make research and analysis on the fulfillment, procurement business for which our credit is used, and become aware of the industrial trends. In case any negative situation occurs, we shall take effective measures immediately to protect the security our credit.

Signature: /s/Zhang Yong